Exhibit 10.1

December 6, 2024

Via Hand Delivery

Elizabeth L. Williams

92 Kindred Way

Yarmouth, Maine 04096

RE:	Employment and Separation Agreement

Dear Betsy:

As we discussed, your employment at ImmuCell Corporation (the “Company”) will change from full time to part time effective December 7, 2024, and you have elected to voluntarily retire effective July 1, 2025 (the “Separation Date”). You are a highly valued executive officer of the Company, whom the Company would like to retain as a remote-working, non-executive, part-time employee as you transition your work to others.

Except as expressly indicated below, this Employment and Separation Agreement (“Agreement”) supersedes and replaces all prior agreements concerning your employment and compensation, including but not limited to (i) that certain Fifth Amended and Restated Incentive Compensation Agreement, dated as of March 27, 2024, by and between you and the Company (the “Incentive Compensation Agreement”), (ii) that certain offer letter from the Company to you, dated March 2, 2016 (the “Offer Letter” and, together with the Incentive Compensation Agreement, the “Existing Agreements”). For the avoidance of doubt, you acknowledge and agree that, from and after the Agreement Effective Date (as defined below), the Existing Agreements are terminated, you no longer are entitled to any compensation pursuant to the Existing Agreements. This Agreement outlines your amended terms of employment, work tasks, and compensation through the Separation Date, as well as the Separation Pay (as defined in Section 2 below) you are eligible to receive following the Separation Date.

1. TRANSITION

Transition Duties. Through the Separation Date, you are expected to work no more than 10 hours per week, performing and transitioning the tasks set forth on Exhibit B.

Transition Compensation. From the Agreement Effective Date through the Separation Date (the “Transition Period”), you will be paid a fixed weekly salary in the amount indicated in Exhibit C, less required withholding. This salary serves as compensation for all hours worked, up to a maximum of 10 hours in a given workweek. If you work more than 10 hours in a given workweek, you will be paid at the hourly rate identified in Exhibit C for such additional hours. You agree that you will not work more than 10 hours in a workweek without notifying and obtaining consent from Michael Brigham.

Payment of Accrued Paid Time Off. On the first regularly schedule pay date following the Agreement Effective Date, the Company will pay out to you any accrued, unused, paid time off.

Transition Benefits. During the Transition Period, you will not accrue paid time off and you will not be eligible to participate in the Company’s group health insurance plan or other benefits. You may elect to continue your existing coverage, at your own cost, under COBRA.

Stock Options. Your currently outstanding stock options will remain in effect and vest in accordance with the terms of the Company’s 2017 Stock Option and Incentive Plan (and any grant agreements thereunder evidencing equity grants to you) until the Separation Date.

Employment at Will / Forfeiture of Separation Pay. Nothing in this Agreement changes your status as an employee at will. You understand and acknowledge that the Company may void this Agreement (and the Separation Pay offered in it) if you engage in any conduct that the Company determines, in its sole discretion, is inappropriate or harmful to the Company’s legitimate business interest prior to the Affirmation Effective Date (as defined below). If the Company voids this Agreement based on your failure to cooperate in the transition efforts, your failure to conduct yourself professionally and cooperatively, or your engagement in inappropriate conduct, then your employment will be terminated immediately, and the benefits of this Agreement will not be available to you.

Final Pay. Whether you sign the Affirmation or not, you will receive all wages due and owed to you from the Company through the Separation Date or your last day of employment, whichever is sooner, in accordance with the Company’s customary payroll practices and applicable law. Your final paycheck will be provided on the first regularly schedule pay day following the Separation Date.

2. TRANSITION INCENTIVE PAYMENT

Maximum Transition Incentive Payment. If you (a) sign and do not revoke this Agreement; (b) continue working for the Company until June 30, 2024; (c) effectively transition all of the tasks set forth in Exhibit B on or before June 30, 2025; and (d) sign and do not revoke the Affirmation that is attached hereto as Exhibit A, the Company will pay you an amount equal to $100,000.00 (“Transition Incentive”), less an amount equal to the wages you earn during the Transition Period pursuant to Section 1 and less appropriate and legally required withholding (“Transition Incentive Payment”).

Reduction for Early Departure or Failure to Transition Tasks. If your employment ends or you stop performing work for the Company prior to June 1, 2024, for any reason, the Transition Incentive will be reduced by the percentage of the Transition Period that you were not employed by or did not perform work for the Company. Regardless of whether you continue to be employed by and continue performing work for the Company until June 30, 2024, if you fail to effectively transition all of the tasks set forth in Exhibit B, the Transition Incentive will decrease by $5,000.00 for each task that you fail to transition.

Timing of Payment. The Company will pay the appropriate Transition Incentive Payment to you in a lump sum on the later of the last regularly scheduled pay date in July 2025 or the first pay date following the Affirmation Effective Date (as defined below).

3. REVIEW PERIOD

The Agreement.

a)	Review Period. By signing this Agreement, you acknowledge that you have had a period of twenty-one (21) calendar days to consider the terms of this Agreement. Please note, you may sign this Agreement and return it to the Company (Attention: Michael Brigham) at any time within this twenty-one (21) day period. You agree that any modifications to this Agreement, whether material or immaterial, will not restart the running of this twenty-one (21) day period.

b)	Effective Date of the Agreement. You may revoke this Agreement during the seven (7) calendar days immediately following your execution of this Agreement by submitting a revocation, in writing, to the Company. If you do not revoke this Agreement prior to the expiration of the seven (7) day period, this Agreement shall take effect at that time as a legally binding agreement between you and the Company on the basis set forth herein (the “Agreement Effective Date”).

The Affirmation.

a)	Review Period. If you do not revoke this Agreement prior to the expiration of the seven (7) day revocation period, then, after the Separation Date, you will be given an additional twenty-one (21) calendar days to consider the terms of the Affirmation of Separation Agreement (the “Affirmation”) that is attached to this Agreement as Exhibit A. Please note, you may sign the Affirmation and return it to the Company at any time within the twenty-one (21) day period, provided that you do not sign the Affirmation until after the Separation Date.

b)	Effective Date of the Affirmation. You may revoke the Affirmation during the seven (7) calendar days immediately following your execution of the Affirmation by submitting a written revocation to the Company. If you do not revoke the Affirmation prior to the expiration of this seven (7) day period, then the Affirmation shall take effect at that time as a legally binding agreement between you and the Company on the basis set forth herein (the “Affirmation Effective Date”).

4. GENERAL RELEASE AND ACKNOWLEDGEMENTS

Release of Covered Claims. In exchange for the Separation Pay, to which you acknowledge and agree that you are not otherwise entitled, you agree that, with the exception of the Excluded Claims (as defined below), you and your heirs and assigns hereby release the Company and all of its predecessor, successor, parent, subsidiary, affiliated and related entities and all of their present, former and future directors, officers, trustees, members, attorneys, employees, shareholders, agents, fiduciaries, successors, assigns and representatives, individually and in their official capacities, and all employee benefit plans sponsored, maintained, or otherwise affiliated with the Company (collectively referred to as the “Releasees”) from any and all claims known or unknown, suspected or unsuspected, arising or which may have existed at any time to this date, whether in law or equity, including, but not limited to, any and all claims to future benefits vesting or arising under any employee benefit plan sponsored, maintained, or otherwise affiliated with the Company, any claims arising from any alleged violation by the Releasees of any federal, state or local statutes, ordinances or common laws.

Excluded Claims. The general release of claims set forth above excludes, and you do not waive, release, or discharge any of the following (collectively, the “Excluded Claims”):

a)	Any claims that cannot, as a matter of law, be released by private agreement, including but not limited to a claim for workers’ compensation or unemployment benefits;

b)	Any right you may have to: (i) provide information to, or otherwise assist in, an investigation by a state fair employment practices agency (“FEP”), the United States Congress, the Securities and Exchange Commission (“SEC”), the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), or any other federal regulatory or law enforcement agency or self-regulatory organization (“SRO”); and/or (ii) testify, participate, or otherwise assist in a proceeding relating to an alleged violation of any federal law relating to fraud or any rule or regulation of any FEP, SEC, EEOC, NLRB or any SRO. Notwithstanding the foregoing, you agree that by signing below, you waive your right to recover any relief or damages, including but not limited to any monetary damages, in any charge, complaint, or lawsuit filed by you or by anyone else on your behalf;

c)	Your right to bring a claim to enforce this Agreement;

d)	Any right you may have to vested benefits, such as retirement benefits (if applicable), the rights to which are governed by the terms of the applicable plan documents and award agreements; or

e)	A claim regarding the validity of the release under the Age Discrimination in Employment Act of 1967.

5. WAIVER OF CLAIMS UNDER THE ADEA

By signing this Agreement, you understand, acknowledge, and agree that:

You are waiving and releasing any rights you may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. This waiver and release do not apply to any rights or claims that may arise under the ADEA after the date you sign this Agreement, subject, however, to your execution and non-revocation of the Affirmation.

The Separation Pay given for your waiver and release of any rights you may have under the ADEA are consideration to which you acknowledge and agree that you are not otherwise entitled.

You have been advised by this writing that:

a)	You should consult with an attorney prior to executing this Agreement;

b)	This Agreement shall not be effective until after the revocation period described in the Review Period section above has expired; and

c)	Nothing in this Agreement prevents or precludes you from challenging or seeking a determination in good faith of the validity of this waiver and release under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.

In the event you sign this Agreement and return it to the Company in less than the twenty-one (21) day review period, you hereby acknowledge that you have freely and voluntarily chosen to waive the time-period allotted for considering this Agreement.

8. MISCELLANEOUS

Entire Agreement; Existing Agreement. This Agreement constitutes the entire agreement between you and the Company and supersedes all prior and contemporaneous agreements, communications and understandings, written or oral, with respect to all matters including, but not limited to, your employment and its separation, and including the Existing Agreements, provided that this Agreement shall not terminate or supersede any ongoing obligations you may have pursuant to the Agreement in Connection with Employment, executed by you on March 6, 2016, in favor of the Company.

Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be held invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall not be affected thereby and each provision of this Agreement shall be valid and enforced to the fullest extent permitted by law and be independent of every other provision of this Agreement.

Applicable Law. You acknowledge and understand that this Agreement will be governed by and interpreted in accordance with the laws of the State of Maine. If any portion of this Agreement shall to any extent be declared unenforceable or illegal by a court of competent jurisdiction, the remainder of this Agreement shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

Modifications. This Agreement may not be modified, altered, or changed except upon express written consent of both Parties wherein specific reference is made to this Agreement.

***

If you accept the terms of this Agreement, please sign below and return this Agreement within twenty-one (21) calendar days after your receipt of this Agreement.

Sincerely yours,

IMMUCELL CORPORATION

By:	/s/ Michael F. Brigham
Name:	Michael F. Brigham
Title:	President and CEO

This is a legal document. You have been advised to consult with an attorney prior to executing this Agreement.

By signing this Agreement, you acknowledge and affirm that you are competent, that you were provided twenty-one (21) calendar days to review and consider this Agreement with an attorney of your choice, that you have read and understand and accept this document as fully and finally waiving and releasing any and all claims and rights which you may have against Releasees (as such claims and rights are defined above), that no promises or inducements have been made to you except as set forth in this Agreement, and that you have signed this Agreement freely, knowingly and voluntarily, intending to be legally bound by its terms.

Intending to be legally bound, I have signed this Agreement as of the date set forth below.

Signature:	/s/ Elizabeth L Williams

Name:	Elizabeth L. Williams
(Please print)

Date:	December 6, 2024